UNITED STATES

SECURITIES EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2017

Great Elm Capital Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16073	94-3219054
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Clarendon Street, 51st Floor

Boston, MA 02116

(Address of principal executive offices) (Zip Code)

(617) 375-3006

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 14, 2017, the board of directors of the registrant was expanded to six persons, and Matthew A. Drapkin was elected to the registrant’s board of directors. Matthew A. Drapkin is CEO & Portfolio Manager of Northern Right Capital, a value-oriented asset manager focused on constructive activist investing in small cap public companies.

Mr. Drapkin is currently on the board of directors of Intevac, a publicly-traded provider of equipment solutions to the hard-disk drive industry and high-sensitivity imaging products, primarily for the defense market, and PRGX Global, a global provider of recovery audit services to retail and commercial clients.  Mr. Drapkin previously served as Chairman of the Board of Ruby Tuesday, a restaurant operator, Lead Independent Director of Hot Topic, a specialty retailer, and a director of Xura (formerly Comverse), a provider of telecommunications businesses solutions, Glu Mobile, a mobile gaming company, Plato Learning, a provider of curriculum management, and Alloy, a diversified media company.

Before joining Northern Right Capital Management in December 2009, Mr. Drapkin had extensive investment experience, including his work as head of research, special situations, and private equity at ENSO Capital, a New York-based hedge fund. From 2003 to 2008, Mr. Drapkin worked at MacAndrews & Forbes, participating in more than $3 billion of transactions, including Scientific Games, Deluxe Entertainment Services, AM General, and Scantron. Prior to MacAndrews, Mr. Drapkin served as general manager of two of Conde Nast publication’s wholly-owned Internet sites, Epicurious.com and Concierge.com, and headed Conde Nast’s internet venture investment effort.

Mr. Drapkin began his career at Goldman, Sachs and Co.

Mr. Drapkin was elected to the registrant’s board of directors as a result of exercise of rights to appoint two members of the registrant’s board of directors held by Mast Credit Opportunities I Master Fund Limited, Mast OC I Master Fund LP, Mast Select Opportunities Master Fund LP, and Mast Admiral Master Fund LP. under the Securities Purchase Agreement, dated June 28, 2013, that the registrant previously filed with the SEC. Mr. Drapkin has no other items or relationships required to be disclosed by Item 401 of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized as of April 19, 2017.

GREAT ELM CAPITAL GROUP, INC.

By:  /s/ James D. Wheat

James D. Wheat

Chief Financial Officer